GRIFFON CORPORATION ANNOUNCES OPERATING RESULTS
FOR THE FIRST QUARTER OF FISCAL 2007 AND ADDITIONAL AWARDS
FROM SYRACUSE RESEARCH CORPORATION - AWARDS TO DATE
APPROACH $330 MILLION

Jericho, New York, February 2, 2007 - Griffon Corporation (NYSE:GFF) today reported operating results for the first quarter of fiscal 2007, ended December 31, 2006. Net sales for the quarter increased to $434,315,000 up from $358,524,000 for the first quarter of fiscal 2006. Income before income taxes was $14,358,000 compared to $10,793,000 last year. Net income was $8,465,000 in the current quarter compared to $6,776,000 last year. Diluted earnings per share for the quarter was $.27 compared to $.22 in last year’s first quarter.

The sales increase in the first quarter was primarily attributable to the electronic information and communication systems segment (Telephonics), which achieved significant revenue growth, primarily as a result of the Syracuse Research Corporation contract. The Company announced incremental awards of an additional $23.3 Million in funding from SRCTec, Inc. (a wholly owned subsidiary of SRC) for turnkey production of a Counter Improvised Explosive Device. Telephonics has now received approximately $300 million of funding for the program and when all releases are definitized total value is expected to reach over $330 million. All awards should be complete on or before the fourth quarter of fiscal year 2007. SRCTec is a high-tech manufacturing company providing integrated solutions, program management, full life-cycle support, and state-of-the-art products to a broad range of customers. SRC is a national, independent, not-for-profit trusted advisor that researches next generation challenges and develops innovative solutions in the areas of defense, environment, and intelligence.

“We continue to collaborate with our customer, SRCTec, to ensure the success of the production aspect of this program critical to the force protection of our troops. The excellent performance and sustained achievements of this effort are unprecedented.” emphasized Mr. Donald C. Pastor, President Telephonics Electronic Systems. “We are excited about the future prospects regarding SRCTec’s leadership in technology and our combined success in the execution of the production requirements.”

The decline in revenue in the garage doors and installation services segments is primarily attributable to the slowdown in the housing market, both new home construction and the resale market. The increase in revenue in the specialty plastic films segment is attributable to higher unit volume and increased revenue to pass along the higher cost of resin, somewhat offset by selling price decreases.

The overall increase in operating income in the first quarter was reflective of the increased operating income at Telephonics. The decline in operating income in the garage doors and installation services segments is primarily attributable to the decline in sales volume. The increase in operating income in the specialty plastic films segment is attributable to the favorable impact of resin costs and unit volume increases somewhat offset by selling price decreases and production inefficiencies.

Cash flow from operations was $34 million for the quarter, which funded capital expenditures of $10.1 million. Also, during the quarter $1.1 million was used to acquire approximately 48,000 shares of the company's common stock under its buyback program. Additional purchases will be made from time to time, depending on market conditions, at prices deemed appropriate by management.

Griffon Corporation -

●	is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

●
installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

●
is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

●	develops and manufactures information and communication systems for government and commercial markets worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel and capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(IN THOUSANDS)

PRELIMINARY
	For the Three Months Ended
	December 31,

	2006	2005

Net sales:
Garage Doors	$128,640	$142,827
Installation Services	76,935	82,154
Specialty Plastic Films	103,655	86,173
Electronic Information and Communication Systems	129,850	52,681
Intersegment eliminations	(4,765)	(5,311)
	$434,315	$358,524
Operating income:
Garage Doors	$4,013	$13,570
Installation Services	(893)	2,810
Specialty Plastic Films	4,338	(1,636)
Electronic Information and Communication Systems	12,921	2,967
Segment operating income	20,379	17,711
Unallocated amounts	(3,697)	(4,830)
Interest and other, net	(2,324)	(2,088)
Income before income taxes	$14,358	$10,793

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE THREE MONTHS ENDED
	DECEMBER 31,
	2006	2005
Net sales	$434,315	$358,524
Cost of sales	341,111	269,355
Gross profit	93,204	89,169

Selling, general and administrative expenses	77,140	75,224
Income from operations	16,064	13,945

Other income (expense):
Interest expense	(2,944)	(2,578)
Interest income	620	490
Other, net	618	(1,064)
	(1,706)	(3,152)
Income before income taxes	14,358	10,793

Provision for income taxes:
Federal	4,456	2,807
State and foreign	1,437	1,210
	5,893	4,017

Net income	$8,465	$6,776

Basic earnings per share of common stock:	$.28	$.22

Diluted earnings per share of common stock:	$.27	$.22
Weighted average number of shares outstanding:
Basic	29,952,000	30,205,000
Diluted	31,067,000	31,502,000

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

PRELIMINARY
	DECEMBER 31,	SEPTEMBER 30,
	2006	2006
ASSETS

Current Assets:
Cash and cash equivalents	$55,626	$22,389
Accounts receivable, net	202,521	247,172
Contract costs and recognized income not yet billed	64,906	68,279
Inventories	170,137	165,089
Prepaid expenses and other current assets	44,012	42,075
Total current assets	537,202	545,004
Property, plant and equipment, at cost less
depreciation and amortization	235,749	231,975
Goodwill	101,586	99,540
Intangible and other assets	62,814	51,695
	$937,351	$928,214

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$2,373	$8,092
Accounts payable	102,936	128,104
Accrued liabilities	75,696	81,672
Income taxes	21,850	18,431
Total current liabilities	202,855	236,299
Long-term debt:
Convertible subordinated notes	130,000	130,000
Other	99,781	79,228
Other liabilities and deferred credits	76,695	70,242
Shareholders' equity	428,020	412,445
	$937,351	$928,214

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

PRELIMINARY	For the Three Months Ended
	December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,465	$6,776
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	9,301	8,006
Provision for losses on accounts receivable	382	374
Change in assets and liabilities:
Decrease in accounts receivable and contract
costs and recognized income not yet billed	48,547	11,473
Increase in inventories	(4,020)	(3,814)
Increase in prepaid expenses and other assets	(1,899)	(682)
Decrease in accounts payable, accrued liabilities and income taxes payable	(27,678)	(19,181)
Other changes, net	941	1,776
	25,574	(2,048)
Net cash provided by operating activities	34,039	4,728

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(10,092)	(4,690)
Acquisition of minority interest in subsidiary	-	(1,304)
(Increase) decrease in equipment lease deposits	500	(8)
Funds restricted for capital projects	(4,347)	-
Net cash used in investing activities	(13,939)	(6,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of shares for treasury	(1,127)	(10,262)
Proceeds from issuance of long-term debt	20,891	60,000
Payments of long-term debt	(283)	(62,699)
Decrease in short-term borrowings	(6,044)	(1,181)
Exercise of stock options	387	66
Distributions to minority interest	-	(354)
Tax benefit from exercise of stock options	156	1,679
Other, net	(1,041)	(607)
Net cash provided by (used in) financing activities	12,939	(13,358)

Effect of exchange rate changes on cash and cash equivalents	198	(71)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,237	(14,703)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,389	60,663
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,626	$45,960